Exhibit 10.1

LEASE

BY AND BETWEEN

GRE IRVINE TECH CENTER ONE LP,

a Delaware limited partnership

as Landlord

and

PASSIONATE PET, INC.,

a California corporation

as Tenant

June 2, 2009

LEASE

THIS LEASE, dated June 2, 2009 for reference purposes only, is made by and between GRE IRVINE TECH CENTER ONE LP, a Delaware limited partnership ("Landlord"), and PASSIONATE PET, INC., a California corporation ("Tenant"), to be effective and binding upon the parties as of the date the last of the designated signatories to this Lease shall have executed this Lease (the "Effective Date of this Lease").

ARTICLE I

REFERENCE

1.1    References. All references in this Lease (subject to any further clarifications contained in this Lease) to the following terms shall have the following meaning or refer to the respective address, person, date, time period, amount, percentage, calendar year or fiscal year as below set forth:

Tenant's Address for Notice:	18871 Teller Avenue Irvine, California 92612

Tenant's Representative:	Mr. John Dunn Telephone: (469) 682-8999

Landlord's Address for Notices:	GRE Irvine Tech Center One LP c/o Greenlaw Partners LLC 4440 Von Karman Avenue, Suite 150 Newport Beach, California 92660

Landlord's Representative:	Greenlaw Management, Inc.
Phone Number:	(949) 221-8051

Intended Commencement Date:	August 1, 2009

Lease Term:	Ten (10) Years

Lease Expiration Date:	July 31, 2019

Options to Extend:	None.

First Month's Prepaid Rent:	$12,388.95

Tenant's Security Deposit:	$35,397.00

Tenant Improvement Allowance:	Up to $10.00 per rentable square foot for Tenant to construct the Tenant Improvements pursuant to a space plan to be prepared by Tenant and approved by Landlord ("Space Plan") using materials approved in advance by Landlord. Upon Landlord's approval, the Space Plan shall be attached hereto as Exhibit "D" and incorporated herein by this reference.

The Tenant Improvement Allowance may only be used for costs associated with the space planning, construction drawings, architectural fees, engineering fees, City permits, project manager fees, construction management fees due Landlord or Landlord's property manager pursuant to the Work Letter, trade fixtures, equipment (e.g., prefabricated kennels and tubs), and labor and materials for construction of the Tenant Improvements. The cost of any portion of the Tenant Improvements costing in excess of the Tenant Improvement Allowance shall be paid by Tenant. Tenant shall be reimbursed up to the amount of the Tenant Improvement Allowance in accordance with the provisions of the Work Letter. No portion of the Tenant Improvement Allowance may be applied to Tenant's Rent obligations and any portion of the Tenant Improvement Allowance which has not been requested within twelve (12) months of the date that Base Monthly Rent is first due shall revert to Landlord and Tenant shall no longer be entitled thereto.

Tenant Improvements:	All work performed by Tenant to prepare the Leased Premises for occupancy and for Tenant's Permitted Use pursuant to the Work Letter Agreement attached hereto as Exhibit "B". Tenant shall construct the Tenant Improvements pursuant to the Space Plan and plans and specifications, all as approved by Landlord using a contractor selected by Tenant following a bidding process and as reasonably approved by Landlord. If Landlord requires Tenant to contract with certain subcontractors, Landlord shall pay the additional costs resulting from using such subcontractors to do the specific work over the amount otherwise charged by subcontractors ordinarily employed by the general contractor to do the same portion of the work as reasonably demonstrated to Landlord. The Tenant Improvements may consist of materials, which shall be high quality, but other than "Building standard", in accordance with Tenant's plans and specifications, provided such non-Building standard materials have been approved in advance by Landlord, which approval shall not be unreasonably withheld. Tenant agrees not to make any physical changes or alterations to the Leased Premises or to begin construction of the Tenant Improvements until Tenant bas received any required City approvals for Tenant's Permitted Use, as described below. Except for Landlord's obligations with respect to the Building Systems, set forth in Paragraph 2.5, the Tenant Improvements to be constructed by Tenant and Landlord's payment of the Tenant Improvement Allowance, Tenant acknowledges that there are no agreements, representations, understandings or obligations on the part. of Landlord to perform or pay for any alterations, repairs or improvements.

Late Charge Amount:	Five Percent (5%) of the Delinquent Amount

Tenant's Required Liability Coverage:	$5,000,000 Combined Single Limit

Landlord's Broker:	Lee & Associates

Tenant's Broker(s):	Lee & Associates

Property:
That certain real property situated in the City of Irvine, County of Orange, State of California, as presently improved with five (5) building(s), which is commonly known as Irvine Technology Center I.

Building:	That certain building on the Property in which the Leased Premises are located commonly known as 18871 Teller Avenue, Irvine, California (the "Building"), which Building is shown outlined on Exhibit "A" hereto.

Outside Areas:	The "Outside Areas" shall mean all areas within the Property not reserved for the exclusive use of Landlord, Tenant or any other tenant, which are located outside the Building, such as private roadways, pedestrian walkways, parking areas, landscaped areas, open areas and enclosed trash disposal areas. Landlord reserves the right to make changes to the Outside Areas as it deems necessary, except that unless required by Law or the City (i) Landlord shall make no change to the Restricted Areas (defined below) without obtaining Tenant's prior written consent, which consent shall not be unreasonably withheld, and (ii) Landlord shall make no change to any other portion of the Outside Areas which would permanently (x) reduce the number of parking spaces or impair vehicular circulation within the Property in the Restricted Area, (y) modify or close any driveway along Teller Street or otherwise permanently adversely affect access to the Property from Teller Street, or (z) impair the visibility of any signage on the exterior of the Building runless caused by the growth of existing landscaping. Landlord reserves the right to grant easements and access rights to others to use of the Outside Areas and shall not be liable to Tenant for any diminution in Tenant's right to use the Outside Areas as a result. In addition, the foregoing limitations shall not apply to any temporary closures arising out of any work or repairs done within the Property. As used herein, the term "Restricted Areas" means (i) the parking field immediately south of the Building (between the Building and Teller Street), and (ii) the parking field located to the east of the Building, as such areas are shown on the Site Plan attached hereto as Exhibit A.

Leased Premises:	All the interior space within the Building, including stairwells, connecting walkways, and atriums, consisting of approximately 23,598 rentable square feet, and, for purposes of this Lease, agreed to contain said number of rentable square feet as depicted on Exhibit "A" attached hereto.

Tenant's Expense Share:	The term "Tenant's Expense Share" shall mean the percentage obtained by dividing the rentable square footage of the Leased Premises at the time of calculation by the rentable square footage of all buildings located on the Property at the time of calculation. The parties agree that such percentage is currently 17.39%. In the event that any portion of the Property is sold by Landlord, or the rentable square footage of the Leased Premises or the Property is otherwise changed, Tenant's Expense Share shall be recalculated to equal the percentage described in the first sentence of this paragraph, so that the aggregate Tenants Expense Share of all tenants of the Property shall equal 100%.

Base Monthly Rent:	The term "Base Monthly Rent" shall mean the following:

Period	Rate/RSF/ Month	Base Monthly Rent	Base Annual Rent
8/11/09 - 11/30/10	$0.00*	$0.00*	- -
2/1/10 - 7/31/10	$0.525	$12,388.95	$148,677.40^
8/1/10 - 7/31/11	$1.16	$27,373.68	$328,484.16
8/1/11 - 7/31/12	$1.21	$28,553.58	$342,642.96
8/1/12 - 7/31/13	$1.26	$29,733.48	$356,801.76
8/1/13 - 7/31/14	$1.31	$30,913.38	$370.960.56
8/1/14 - 7/31115	$1.31	$30,913.38	$370,960.56
8/1/15 - 7/31/16	$1.35	$31,857.30	$382,217.60
8/1/16 - 7/31/17	$1.40	$33,037.20	$396,446.40
8/1/17 - 7/31/18	$1.45	$34,217.10	$410,605.20
8/1/18 - 7/31/19	$1.50	$35,397.00	$424,364.00
*Abated. Base Monthly Rent shall he abated for the first six (6) months of the Term.

Parking Spades:	Subject to the rights of existing tenants within the Property as set forth in their leases, ninety-four (94) unreserved parking spaces (calculated based on 4 parking space for each 1,000 square feet of space within the Leased Premises), subject to the provisions of Paragraph 4.5 below.

Permitted Use:
Subject to Tenant obtaining all necessary licenses, permits and approvals from the City of Irvine ("City") and the provisions of Paragraph 4.7, the retail sale of pet supplies, the boarding of domesticated animals the operation of a "day camp"/boarding resort for such animals, the operation of a training facility, pet grooming services, the operation of a veterinary hospital (which may include, without limitation, the operation of a 24 hour emergency care center), any other use permitted under the City zoning code applicable to the Property for "Domestic Animal Care Facilities" and for no other use. Notwithstanding the foregoing, if Tenant fails to obtain all required City permits and approvals for the Permitted Use by the date which is sixty (60) days after the date of this Lease, Landlord may terminate this Lease upon written notice to Tenant at any time until such required City permits and approvals are received.

Guarantor:	John Dunn.

Exhibits:
The term "Exhibits" shall mean the Exhibits of this Lease which are attached hereto and incorporated herein by this reference as though set forth in full and described as follows:

Exhibit "A" - Site Plan showing the Property and delineating the Building in which the Leased Premises are located and the Leased Premises.

Exhibit "B" - Work Letter.

Exhibit "C" - Guaranty

Exhibit "D" - Space Plan delineating the Tenant Improvements to be constructed by Tenant.

ARTICLE 2

LEASED PREMISES, TERM AND POSSESSION

2.1    Demise Of Leased Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord for the Permitted Use in the conduct of Tenant's business and not for purposes of speculating in real estate, for the Lease Term and upon the terms and subject to the conditions of this Lease, that certain interior space described in Article 1 as the Leased Premises. Tenant's lease of the Leased Premises, together with the appurtenant right to use the Outside Areas as described in Paragraph 2.2 below, shall be conditioned upon and subject to the continuing compliance by Tenant with (i) all the terms and conditions of this Lease, (ii) all Laws and Restrictions governing the use or occupancy of the Leased Premises and the Property, (iii) all easements and other matters now of public record respecting the use of the Leased Premises and Property, (iv) all reasonable rules and regulations from time to time established by Landlord, and (v) payment of all taxes, assessments, license fees, sales tax, use fees, permit fees and public charges assessed due to Tenant's Permitted Use. Subject to the provisions of this Lease, Landlord shall provide to Tenant twenty four (24) hours per day, seven day per week, access to and use of the Leased Premises and all Outside Areas (including parking). Notwithstanding any provision of this Lease to the contrary, Landlord hereby reserves to itself and its designees all rights of access, use and occupancy of the Building roof, and Tenant shall have no right of access, use or occupancy of the Building roof.

2.2    Right To Use Outside Areas. As an appurtenant right to Tenant's right to the use and occupancy of the Leased Premises, Tenant shall have the non-exclusive right to use the Outside Areas in conjunction with its use of the Leased Premises solely for the purposes for which they were designed and intended and for no other purposes whatsoever. Tenant's right to use the Outside Areas shall be subject to the limitations on such use as set forth herein and any rules and regulations established by Landlord pursuant to Paragraph 4.13 below and shall terminate concurrently with any termination of this Lease.

2.3    Lease Commencement Date And Lease Term. Subject to Paragraph 2A below, the term of this Lease shall begin, and the Lease Commencement Date shall be deemed to have occurred, on the Intended Commencement Date, as set forth in Article I (the "Lease Commencement Date"). The term of this Lease shall end on the Lease Expiration Date (as set forth in Article 1), unless sooner terminated or extended, as provided herein. The Lease Term shall be that period of time commencing on the Lease Commencement Date and ending on the Lease Expiration Date (the "Lease Term").

2.4    Delivery Of Possession. Notwithstanding anything contained herein to the contrary, Tenant acknowledges that the terms and provisions of this Lease are specifically contingent upon Landlord obtaining uncontested, exclusive legal right, title, interest and possession of the Leased Premises from the existing occupant In the event Landlord does not obtain such possession within thirty (30) days following the Intended Commencement Date, either party may, by written notice to the other, terminate this Lease and neither party shall be liable to the other for any costs, expenses or liabilities incurred by the other in connection with the preparation for Tenant's occupancy of the Leased Premises. Landlord shall use commercially reasonable efforts to substantially complete the Landlord's Work, if any, as set forth in Exhibit "13" attached hereto and deliver possession of the Leased Premises to Tenant free and clear of all tenancies and rights of others on or before the Intended Commencement Date. Unless the Building Systems are not operational in accordance with the provisions of Paragraph 2.5 on the Delivery Date, Tenant shall be deemed to have accepted the Leased Premises in their current "AS-IS" condition and the Leased Premises shall be deemed to be in "Delivery Condition". Upon the date that the entire Leased Premises is in Delivery Condition, Tenant shall begin paying one hundred percent (100%) of all Rent due in accordance with the schedule set forth in Article 1. If Landlord, for any reason, fails to deliver the Leased Premises to Tenant, on or before the Intended Commencement Date, this Lease shall not be void or voidable, nor shall Landlord be liable to Tenant in any way as a result of such failure, it being understood and agreed that Tenant shall not be obligated to commence the payment of Rent in accordance with the schedule set forth in Article 1 until the Leased Premises have been delivered to Tenant in the Delivery Condition, unless Tenant is using the Leased Premises for its business operations. Notwithstanding the foregoing, Landlord shall not be required to deliver to Tenant possession of the Leased Premises until all the following conditions have been met: (i) this Lease has been fully executed and delivered by the parties, (ii) Tenant has delivered to Landlord the Security Deposit and First Month's Prepaid Rent, and (iii) Tenant (and its contractors) has delivered to Landlord the insurance certificates or other evidence of the insurance coverage required herein. The date possession is delivered to Tenant is referred to herein as the "Delivery Date". It is agreed that by occupying the Leased Premises, subject to Paragraph 2.5, Tenant formally accepts the Leased Premises and acknowledges that the Leased Premises are in the condition required for delivery under the terms of this Lease. If Tenant occupies the Leased Premises prior to the Intended Commencement Date, such occupancy shall be subject to the terms of this Lease, except that Tenant's obligation to pay Rent shall not commence until the Intended Commencement Date. Tenant, however, shall be responsible to commence payment of utility charges for the Leased Premises as of the date Tenant takes possession of the Leased Premises if prior to the Intended Commencement Date.

2.5    Acceptance Of Possession; Performance Of Improvement Work. Tenant acknowledges that Tenant has had sufficient opportunity to inspect the Leased Premises and the Property, and, subject to Landlord's completion of the Landlord's Work, if any, and Landlord's obligations under this Paragraph 2.5, Tenant accepts the Leased Premises in their "AS-IS" condition, with all existing faults. Tenant hereby waives all rights to make repairs at the expense of Landlord or in lieu thereof to vacate the Leased Premises. Landlord shall ensure that the roof, HVAC system, windows and seals, structural components and all electrical and plumbing systems and equipment servicing the Leased Premises (collectively, the "Building Systems") are in good working condition as of the Delivery Date, but no representation is made as to the sufficiency of the Building Systems for Tenant's use and Landlord shall not be responsible for making any changes to the Building Systems so that such Building Systems are sufficient for Tenant's use. Landlord shall be responsible for any repairs or replacements to the Building Systems occurring during the first twelve (12) months of the Lease Term, at its sole cost and expense (and not as an item of Property Operating Expenses) unless such repairs are necessitated by Tenant's non-standard use of any such Building System. No representations or warranties respecting the condition of the Leased Premises, the Building, the Outside Areas or the Property have been made by Landlord to Tenant, except as specifically herein set forth.

2.6    Early Entry. Provided Tenant has delivered the Security Deposit, First Month's Prepaid Rent and Tenant's insurance certificate to Landlord and has received all required City approvals and permits, Tenant may prior to the Intended Commencement Date, enter the Leased Premises upon receipt of Landlord's prior consent to commence construction of the Tenant Improvements and install Tenant's trade fixtures; provided, however, Tenant shall not interfere with Landlord's completion of Landlord's Work, if any. All of the provisions of this Lease shall apply to Tenant during any early entry, but excluding the obligation to pay Rent. If Tenant makes early entry, Landlord shall not be responsible for any loss, including theft, damage or destruction to any work or material installed or stored by Tenant at the Leased Premises or for any personal injury to Tenant or its agents, employees, contractors, subcontractors, subtenants, assigns or invitees. Tenant agrees that it will not operate its business or construct any of the Tenant Improvements prior to obtaining all permits and approvals required for the operation of the Permitted Use or construction of the Tenant Improvements.

2.7    Surrender Of Possession. Immediately prior to the expiration or upon the sooner termination of this Lease, Tenant shall remove all of Tenant's signs from the exterior of the Building, if any (the foregoing shall not imply any right to place signs on the exterior of the Building, it being agreed that any such rights shall be pursuant to Paragraph 4.6 only) and shall remove all alterations made which are specific to Tenant's specific use unless the Building is scheduled for demolition upon the expiration or sooner termination of the Lease, Tenant's equipment (excluding telecommunications wiring and cabling), trade fixtures, furniture, supplies, wall decorations and other personal property from within the Leased Premises, the Building and the Outside Areas, and shall vacate and surrender the Leased Premises, the Building, the Outside Areas used by Tenant, including the Restricted Areas, and the Property to Landlord in good condition and repair, broom clean, reasonable wear and tear excepted. Upon the request of Landlord, Tenant shall repair any damage to the Leased Premises, the exterior of the Building and the Outside Areas caused by Tenant's removal of Tenant's property. Tenant shall, with respect to telecommunications wiring and cabling, leave the same in good condition and repair and labeled and/or coded sufficiently so that Landlord can readily determine the origin, destination and function of the wires and cables. If the Building is not scheduled for demolition at the time Tenant vacates the Leased Premises, Tenant shall (a) patch and refinish, to Landlord's reasonable satisfaction, all penetrations made by Tenant or its employees to the floor, walls or ceiling of the Leased Premises, whether such penetrations were made with Landlord's approval or not; (b) repair or replace all stained or damaged ceiling tiles, wall coverings and floor coverings to the reasonable satisfaction of Landlord; and (c) repair all damage caused by Tenant to the exterior surface of the Building and the paved surfaces of the Outside Areas and, where necessary, replace or resurface same. Thirty (30) days prior to the expiration or earlier termination of the Lease, Landlord and Tenant shall perform a walk-thru of the Leased Premises at which time Landlord shall indicate which improvements must be removed; provided, however, Tenant may request that such walk-thru occur up to one hundred twenty (120) days prior to the expiration or sooner termination of this Lease. Additionally, to the extent that Landlord notifies Tenant in accordance with the foregoing sentence or if Landlord shall have notified or is deemed to have notified Tenant in writing at the time the installation of improvements was approved by Lender that it desired to have certain improvements made by Tenant or at the request of Tenant removed at the expiration or sooner termination of the Lease, Tenant shall, upon the expiration or sooner termination of the Lease, unless the Building is scheduled for demolition upon the expiration or sooner termination of the Lease, remove any such improvements constructed or installed by Landlord or Tenant and repair all damage caused by such removal. If the Leased Premises, the Building, the Outside Areas and the Property are not surrendered to Landlord in the condition required by this paragraph at the expiration or sooner termination of this Lease, Landlord may, at Tenant's expense, so remove Tenant's signs and/or personal property and/or improvements not so removed and make such repairs and replacements not so made or hire, at Tenant's expense, independent contractors to perform such work. Tenant shall be liable to Landlord for all costs incurred by Landlord in returning the Leased Premises, the Building and the Outside Areas to the required condition, together with interest on all costs so incurred from the date paid by Landlord at the lesser of ten percent (10%) or the maximum rate of interest not prohibited or made usurious by law until paid. Tenant shall pay to Landlord the amount of all costs so incurred plus such interest thereon, within thirty (30) days of Landlord's billing Tenant for same. Tenant shall indemnify Landlord against loss or liability resulting from delay by Tenant in surrendering the Leased Premises in the condition required herein, including, without limitation, any claims made by any succeeding Tenant.

ARTICLE 3

RENT, LATE CHARGES AND SECURITY DEPOSITS

3.1    Base Monthly Rent. Commencing on the Lease Commencement Date and continuing throughout the Lease Term, Tenant shall pay to Landlord, without prior demand therefor, in advance on the first day of each calendar month, the amount set forth as "Base Monthly Rent" in Article 1 (the "Base Monthly Rent"); provided, however, that Tenant shall pay to Landlord the security deposit and Base Monthly Rent for the first month of the Term in which Base Monthly Rent is due on the date of Tenant's execution of this Lease which shall be applied to the first payment of Base Monthly Rent due under the terms of this Lease. If the term of this Lease commences on a day other than the first day of a calendar month or ends on a day other than the last day of a calendar month, the Base Monthly Rent for the first and last fractional months of a term hereof shall be appropriately prorated.

3.2    Additional Rent. Commencing on the Lease Commencement Date and continuing throughout the Lease Term, in addition to the Base Monthly Rent and to the extent not required by Landlord to be contracted for and paid directly by Tenant, Tenant shall pay to Landlord as additional rent (the "Additional Rent") the following amounts:

(a)   An amount equal to all Property Operating Expenses (as defined in Article 13) incurred or to be incurred by Landlord. Payment shall be made by whichever of the following methods (or combination of methods) is (are) from time to time designated by Landlord:

(i)    Landlord may forward invoices or bills for such expenses to Tenant, and Tenant shall, no later than ten (10) days prior to the due date, pay such invoices or bills and deliver satisfactory evidence of such payment to Landlord, and/or

(ii)   Landlord may bill to Tenant, on a periodic basis not more frequently than monthly, the amount of such expenses (or group of expenses) as paid or incurred by Landlord, and Tenant shall pay to Landlord the amount of such expenses within ten days after receipt of a written bill therefor from Landlord, and/or

(iii)    Landlord may deliver to Tenant Landlord's reasonable estimate of any given expense (such as Landlord's Insurance Costs or Real Property Taxes), or group of expenses, which it reasonably anticipates will be paid or incurred for the ensuing calendar or fiscal year, as Landlord may determine, and Tenant shall pay to Landlord an amount equal to the estimated amount of such expenses for such year in equal monthly installments during such year with the installments of Base Monthly Rent. Landlord reserves the right to revise such estimate from time to time.

Landlord reserves the right to change from time to time the methods of billing Tenant for any given expense or group of expenses or the periodic basis on which such expenses are billed.

If any portion of the Property Operating Expenses relates solely to the Building and/or certain other buildings (and not to all buildings within the Property) then, if Landlord so elects, Tenant's Expense Share with respect to such items of Property Operating Expenses shall be deemed to be the percentage obtained by dividing the rentable square footage of the Leased Premises by the rentable square footage of the other Buildings within the Property to which such portion of the Property Operating Expenses relate("Tenant's Building Share"). If any portion of the Property Operating Expenses relates solely to the Building and/or the Outside Areas immediately surrounding the Building, then Tenant shall pay one hundred percent (100%) of those Property Operating Expenses.

(b)   Landlord's share of the consideration received by Tenant upon certain assignments and sublettings as required by Article 7;

(c)   Any legal fees and costs that Tenant is obligated to pay or reimburse to Landlord pursuant to Article 13; and

(d)    Any other charges or reimbursements due Landlord from Tenant pursuant to the terms of this Lease.

Notwithstanding the foregoing, Landlord may elect by written notice to Tenant to have Tenant pay Real Property Taxes or any portion thereof directly to the applicable taxing authority, in which case Tenant shall make such payments and deliver satisfactory evidence of payment to Landlord no later than ten (10) days before such Real Property Taxes become delinquent. In the event Tenant is responsible to pay taxes directly, Landlord shall have no obligation to make such payments, whether or not Landlord receives evidence of payment from Tenant, and Tenant shall in all cases be responsible for any fines, penalties, interest and damages for late payment.

3.3    Year-End Adjustments. If Landlord shall have elected to bill Tenant for the Property Operating Expenses (or any group of such expenses) on an estimated basis in accordance with the provisions of Paragraph 3.2(a)(iii) above, Landlord shall furnish to Tenant within four months following the end of the applicable calendar or fiscal year, as the case may be, a statement setting forth (i) the amount of such expenses paid or incurred during the just ended calendar or fiscal year, as appropriate, and (ii) the amount that Tenant has paid to Landlord for credit against such expenses for such period. If Tenant shall have paid more than its obligation for such expenses for the stated period, Landlord shall, at its election, either (i) credit the amount of such overpayment toward the next ensuing payment or payments of Additional Rent that would otherwise be due or (ii) refund in cash to Tenant the amount of such overpayment. If such year-end statement shall show that Tenant did not pay its obligation for such expenses in full, then Tenant shall pay to Landlord the amount of such underpayment within thirty (30) days from Landlord's billing of same to Tenant. The provisions of this Paragraph shall survive the expiration or sooner termination of this Lease.

If requested by Tenant, Landlord shall permit Tenant to audit Landlord's books and records maintained by Landlord with respect to a given calendar year or any portion thereof, within two (2) years of Tenant's receipt of the year end reconciliation for the calendar year in question. In addition, Tenant may only audit the books and records for a particular calendar year one time. Tenant shall give Landlord at least thirty (30) day's prior written notice of its intention to conduct such an audit, which shall be conducted at Landlord's property manager's offices during usual business hours. Tenant agrees not to use an auditor whose fee is based on a percentage of the differences found. The cost of such audit shall be borne by Tenant; provided, however, that in the event the audit reveals that the actual Property Operating Expenses for the calendar year in question are more than five percent (5%) less than the Property Operating Expenses reflected in the corresponding reconciliation statement(s) presented by Landlord which is the subject of the audit, Tenant's reasonable cost of conducting the audit shall be paid by Landlord to Tenant within thirty (30) days following written request from Tenant.

Exhibit C

GUARANTY OF LEASE

WHEREAS, GRE IRVINE TECH CENTER ONE LP, a Delaware limited partnership, hereinafter referred to as "Landlord," and PASSIONATE PET, INC., a California corporation, hereinafter referred to as "Tenant," are about to execute a document entitled "Lease," dated June 7.- , 2009 concerning the "Leased Premises" commonly known as 18871 Teller Avenue, Irvine, California, wherein Landlord will lease the Leased Premises to Tenant, and

WHEREAS, John Dunn, hereinafter referred to as "Guarantor", has a financial interest in Tenant, and

WHEREAS, Landlord would not execute the Lease if Guarantor did not execute and deliver to Landlord this Guaranty of Lease ("Guaranty").

NOW THEREFORE, for and in consideration of the execution of the foregoing Lease by Landlord and as a material inducement to Landlord to execute said Lease, Guarantor hereby jointly, severally, unconditionally and irrevocably guaranties up to the amount of the Leasing Costs (defined below) paid by Landlord in connection with the Lease during the first five (5) years of the Lease Term. If there is a default pursuant to the provisions of Paragraph 12.1 of the Lease during the first five (5) years of the Lease Term and Landlord elects to terminate the Lease on account thereof; Guarantor agrees to pay Tenant the Leasing Costs. As used herein, the term "Leasing Costs" means the unamortized portion of the sum of (a) the Tenant Improvement Allowance (to the extent disbursed); and (b) all broker's commissions paid to Lee and Associates, the broker representing both Landlord and Tenant, in connection with the Lease, which shall be amortized over a period of ten (10) years.

It is specifically agreed and understood that the terms of the foregoing Lease may be altered, affected, modified or changed by agreement between Landlord and Tenant, or by a course of conduct, and said Lease may be assigned by Landlord or any assignee of Landlord without consent or notice to Guarantor and that this Guaranty shall thereupon and thereafter guaranty repayment of the Leasing Costs if Tenant defaults under the terms of the Lease as so changed, modified, altered or assigned.

This Guaranty shall not be released, modified or affected by failure or delay on the part of Landlord to enforce any of the rights or remedies of the Landlord under said Lease, whether pursuant to the terms thereof or at law or in equity.

No notice of default need be given to Guarantor, it being specifically agreed and understood that the guaranty of the undersigned is a continuing guaranty for the first five (5) years of the Lease Term under which Landlord may proceed forthwith and immediately against Tenant or against Guarantor following any breach or default by Tenant.

Landlord shall have the right to proceed against Guarantor hereunder following any breach or default by Tenant without first proceeding against Tenant and without previous notice to or demand upon either Tenant or Guarantor.

Landlord shall have the right, but not the obligation; at its option, to name Guarantor, in its capacity as a guarantor, as a party defendant in any unlawful detainer action Landlord may choose to file, but only to the extent necessary to bring an action against Guarantor for the amounts due under this Guaranty.

Guarantor hereby waives (a) notice of acceptance of this Guaranty, (b) demand of payment, presentation and protest, (c) all right to assert or plead any statute of limitations as to or relating to this Guaranty and the Lease, (d) any right to require the Landlord to proceed against the Tenant or any other Guarantor or any other person or entity liable to Landlord, (e) any right to require Landlord to apply to any default any security deposit or other security it may hold under the Lease, (f) any right to require Landlord to proceed under any other remedy Landlord may have before proceeding against Guarantor, and (g) any right of subrogation.

Guarantor does hereby subordinate all existing or future indebtedness of Tenant to Guarantor to the obligations owed to Landlord under the Lease and this Guaranty.

Any married person who signs this Guaranty expressly agrees that recourse may be had aEainst his or her separate property for all of their obligations hereunder.

The obligations of Tenant under the Lease to execute and deliver estoppel statements and financial statements, as therein provided, %ball be deemed to also require the Guarantor hereunder to do and provide the same relative to Guarantor.

The term "Landlord" whenever hereinabove used refers to and means the Landlord in the foregoing Lease specifically named and also any assignee of said Landlord and any successor to the interest of said Landlord or of any assignee in such Lease or any part thereof, whether by assignment or otherwise. So long as the Landlord's interest in or to the Leased Premises or the rents, issues and profits therefrom, or in, to or under said Lease, are subject to any mortgage or deed of trust or assignment for security, no acquisition by Guarantor of the Landlord's interest in the Leased Premises or under said Lease shall affect the continuing obligation of Guarantor under this Guaranty which shall nevertheless continue in full force and effect for the benefit of the mortgagee, beneficiary, trustee or assignee under such mortgage, deed of trust or assignment, of any purchase at sale by judicial foreclosure or under private power of sale, and of the successors and assigns of any such mortgagee, beneficiary, trustee, assignee or purchaser.

The term "Tenant" whenever hereinabove used refers to and means the Tenant in the foregoing Lease specifically named and also any assignee or sublessee of said Lease and also any successor to the interest of said Lease, assignee or sublessee of such Lease or any part thereof whether by assignment, sublease or otherwise.

In the event any action be brought by said Landlord against Guarantor hereunder to enforce the obligation of Guarantor hereunder, the unsuccessful party in such action shall pay to the prevailing party therein a reasonable attorneys fee which shall be fixed by the court.

GUARANTOR:

/s/ John Dunn
JOHN DUNN

Exhibit D

SPACE PLAN

To Be Attached
Following Landlord's Approval

MEMORANDUM OF LEASE TERMS

To: Passionate Pet, Inc. 18871 Toiler Avenue Irvine, CA 92612	Date: January 7, 2010

Re: Lease (the "Lease") dated June 2, 2009, between GRE IRVINE TECH CENTER ONE LP, a Delaware limited liability company, Landlord, and PASSIONATE PET, INC. Tenant, concerning 18871 Teller Avenue, Irvine, CA 92612 (the "Leased Premises").

Gentlemen:

In accordance with the Lease, we wish to advise and/or confirm as follows:

1.   That the Leased Premises have been accepted herewith by the Tenant as being substantially complete in accordance with the subject Lease and that there is no deficiency in construction.

2.   That the Tenant has possession of the Leased Premises and acknowledges that under the provisions of the Lease the Term of said Lease shall commence as of October 26, 2009for a term of ten (10) years ending on October 25, 2019.

3.   That in accordance with the Lease, CAM commenced to accrue on October 26, 2009,

4.   If the Commencement Date of the Lease is other than the first day of the month, the first billing will contain a pro rata adjustment. Each billing thereafter shall be for the full amount of the monthly installment as provided for in Lease.

5.   Rent is due and payable in advance on the first day of each and every month following the free rent period during the Term of Lease. Your rent checks should be made payable to GRE Irvine Tech Center One LP at File 51128, Los Angeles, CA 90074-1128.

6.   The number of Rentable Square Feet within The Leased Premises is 23,598 square feet.

7.   The number of Rentable Square Feet within Irvine Tech Center One LP is 138,222 square feet.

8.   Tenant's Percentage, as adjusted based upon the number of Rentable Square Feet within the Leased Premises, is 17.39%.

Dated   1/20                       , 2010, at __________________.

AGREED AND ACCEPTED:

TENANT:	Passionate Pet, Inc.
a California corporation

By: /s/
Its: President
Date: 1/20/10

By:
Its:
Date:

LANDLORD:	GRE Irvine Tech Center One LP
a Delaware limited partnership

By:
Its:
Date: 1/25/10